EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	April 16, 2009
E-Mail: Dcurtin@weismarkets.com
WEIS MARKETS 1st QUARTER EARNINGS INCREASE 82.4%

     (Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today said its first quarter net income increased 82.4% to $16.5 million compared to the same period a year ago and that its basic and diluted earnings per share increased $.27 to $.61 per share.

     For the thirteen-week period ending March 28, 2009, the Company's sales increased 1.8% to $606.2 million and its comparable store sales increased 1.6%. The Company's sales were impacted by the late Easter holiday sales period, which occurred in the first quarter of 2008.

     "Our results reflect the continued improvement in our operating performance. We have done a better job at balancing the needs of our business and managing our expenses. These improvements are clearly apparent in our income from core operations, which increased 154.2% in the first quarter," said David J. Hepfinger, Weis Markets' President and CEO. "It is also important to note that we operate in a difficult sales environment. Our core markets are clearly affected by higher unemployment rates and a record low consumer confidence index, which has resulted in cautious overall spending by our customers."

     Founded in 1912, Weis Markets, Inc. is a Mid-Atlantic food retailer operating 154 stores in five states: Pennsylvania, Maryland, New Jersey, New York and West Virginia.

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     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
First Quarter - 2009
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 28, 2009	March 29, 2008	(Decrease)
Net Sales	$606,239,000	$595,666,000	1.8%
Income Before Taxes	25,546,000	12,966,000	97.0%
Provision for Income Taxes	9,028,000	3,910,000	130.9%
Net Income	$16,518,000	$9,056,000	82.4%

Weighted-Average
Shares Outstanding	26,959,000	26,968,000	(9,000)
Basic and Diluted
Earnings Per Share	$0.61	$0.34	$0.27